Exhibit 24

POWER OF ATTORNEY

I, RICHARD SINGER, hereby appoint GLEN CEREMONY as my lawful attorney-in-fact to execute on my behalf, in my capacity as an executive officer of Travelzoo Inc. (1) a Form ID Application to obtain access codes for the Electronic Data Gathering, Analysis and Retrieval system of the U.S. Securities and Exchange Commission and (2) Forms 3, 4 and 5 to be filed from time to time pursuant to the requirements of such Commission under Section 16(a) of the Securities Exchange Act of 1034, as amended, as well as amendments thereto.

IN WITNESS WHEREOF, I have signed this Power of Attorney on March 18, 2014.

/s/ Richard Singer